Exhibit 99.1

i-80 Announces Proposed Amendments to its Convertible Debentures

First Step in the Second Phase of Recapitalization Plan

Reno, Nevada, January 13, 2025 - i-80 GOLD CORP. (TSX: IAU) (NYSE American: IAUX) (“i-80 Gold”, or the “Company”) announces that it has reached an agreement (the “Agreement”) with certain convertible debenture holders (the “Investors”) to implement proposed amendments to the terms of its convertible debentures, which are expected to assist in the second phase of the Company’s recapitalization plan.

On February 22, 2023, the Company closed a private placement offering of $65 million principal amount of secured convertible debentures (the "Convertible Debentures") pursuant to an indenture agreement (the “Indenture”) among the Company and the Trustee, the TSX Trust Company (see press release dated February 22, 2023).

On October 15, 2024, debenture holders representing approximately 66 2/3% of the principal amount of the Convertible Debentures appointed, by written resolution, a committee of the debenture holders (the “Committee”), to exercise, and to direct the Trustee to exercise, on behalf of the debenture holders, the powers of the debenture holders set out in the Indenture.

Pursuant to the Agreement, the Company and the Investors have agreed on a series of amendments to address certain requests of debenture holders, as well as to address a Company request to facilitate its previously disclosed recapitalization plan which it anticipates completing by the end of the first quarter of 2025. The Company and the Investors have agreed to submit to the Committee, for approval, three separate amendments to the Indenture.

The first amendment involves changing the conversion price applicable to the noteholders’ conversion of outstanding and accrued interest on the Convertible Debentures to equal the volume weighted average price of i-80 Gold common shares on the Toronto Stock Exchange (“TSX”) during the five trading days immediately preceding the date the Convertible Debenture holders make such election, less a discount of 15%, converted into US dollars. Additionally, corresponding changes will be made to the provisions relating to the right of the Company to elect to convert the interest payable under the Convertible Debentures into common shares, including updating the conversion price to reflect a 15% discount to market price.

The second amendment removes the Company’s right to grant security on a pari-passu basis against McCoy-Cove, leaving Convertible Debenture holders as senior secured on McCoy-Cove with any additional debt subordinated.

The third amendment provides for a new redemption right of the Convertible Debentures, allowing the Company to redeem them for cash at its election at a 104% premium of the outstanding principal, along with accrued interest up to the redemption date. This amendment provides the Company with greater flexibility as it works towards the execution of its recapitalization plan. The Agreement also included a waiver of an event of default under the Indenture relating to a forward-looking minimum cash requirement included in the Orion Gold Prepay and Silver Stream agreements, which was waived and amended by Orion on December 31st, 2024, in accordance with the terms described in the Company press release of that day. The Committee’s waiver is conditioned upon the amendments described herein being implemented by February 28, 2025.

The amendments to the Indenture remain subject to receipt of the approval of the Committee, the TSX and the NYSE American, as applicable. Additionally, pursuant to the terms of the Indenture, a supplemental indenture to the Indenture will be entered into by the Company and the Trustee to reflect the proposed amendments.

“We are pleased to announce these amendments with debenture holders’ representatives. This agreement is a win-win for both parties, as debenture holders were seeking adjustments to the existing conversion option and security position and i-80 Gold was pursuing greater flexibility in executing on its recapitalization plan. On December 31, 2024, i-80 Gold announced the completion of the first phase of its recapitalization plan with the deferral of its gold and silver deliveries. Today’s announcement marks the first step in the second phase of our plan to recapitalize the Company and unlock the value of our high-grade gold projects in Nevada”, said Ryan Snow, CFO of i-80 Gold.

ABOUT i-80 GOLD CORP.

i-80 Gold Corp. is a Nevada-focused mining company with the third largest gold mineral resources in the state of Nevada. The recapitalization plan underway is designed to unlock the value of the Company’s high-grade gold deposits to create a Nevada mid-tier gold producer. i-80 Gold’s common shares are listed on the TSX and the NYSE American under the trading symbol IAU:TSX and IAUX:NYSE. Further information about i-80 Gold’s portfolio of assets and long-term growth strategy is available at www.i80gold.com or by email at info@i80gold.com.

For further information, please contact:

Richard Young - CEO

Matt Gili - President & COO

Ryan Snow - CFO

Leily Omoumi - VP Corporate Development & Strategy

1.866.525.6450

Info@i80gold.com

www.i80gold.com

FORWARD LOOKING INFORMATION

Certain statements in this release constitute “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws, including but not limited to, timing and ability to obtain required approval of the Committee, TSX and NYSE American, as well as the expected timing, completion and success of the Company’s recapitalization plan including its ability to complete the restructuring of the existing debt and provide sufficient capital to develop the Company’s assets, as well as the Company’s ability to develop, operate and produce high grade gold from its current projects in the future. . Such statements can be identified by the use of words such as “may”, “would”, “could”, “will”, “intend”, “expect”, “believe”, “plan”, “anticipate”, “estimate”, “scheduled”, “forecast”, “predict” and other similar terminology, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. These statements reflect the Company’s current expectations regarding future events, performance and results and speak only as of the date of this release.

Forward-looking statements and information involve significant risks and uncertainties, should not be read as guarantees of future performance or results and will not necessarily be accurate indicators of whether or not such results will be achieved. A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements or information, including, but not limited to: material adverse changes, unexpected changes in laws, rules or regulations, or their enforcement by applicable authorities; the failure of parties to contracts with the company to perform as agreed; social or labor unrest; changes in commodity prices; and the failure of exploration programs or studies to deliver anticipated results or results that would justify and support continued exploration, studies, development or operations. For a more detailed discussion of such risks and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, refer to i-80's filings with Canadian securities regulators, including the most recent Annual Information Form, available on SEDAR+ at www.sedarplus.ca.